Exhibit 99.1

IAC REPORTS Q3 2021 – Q3 REVENUE INCREASES 30% TO $924 MILLION

NEW YORK— November 4, 2021—IAC (NASDAQ: IAC) released its third quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q3 2021	Q3 2020	Growth
Revenue	$924.1	$713.2	30%
Operating loss	(32.1)	(122.2)	74%
Net earnings	60.7	184.9	-67%
Diluted EPS	0.65	2.04	-68%
Adjusted EBITDA	30.2	31.8	-5%

See reconciliations of GAAP to non-GAAP measures beginning on page 11.

Q3 2021 HIGHLIGHTS

•	On October 6, 2021, IAC and Meredith Corporation entered into an agreement pursuant to which IAC’s Dotdash will acquire the entity that holds Meredith Corporation’s National Media Group in an all cash transaction at a purchase price of $42.18 per share ($2.7 billion enterprise value). The transaction is expected to close by the end of the year.

•	IAC holds 59 million shares of MGM Resorts International (“MGM”). IAC’s Net earnings and EPS reflect increases or decreases in MGM’s share price in the quarter as income or loss. As a result, Net earnings and EPS can be very volatile. This reduces Net earnings’ ability to be an effective measure to compare operating performance between periods (there was a $23 million unrealized gain in Q3 2021 in MGM as compared to a $228 million unrealized gain in Q3 2020). IAC’s stake in MGM was purchased for $1.0 billion in Q2 and Q3 2020 and is worth $2.8 billion as of October 29, 2021.

•	Angi Inc. revenue increased 18% year-over-year to $462 million, the 4th consecutive quarter of double-digit growth.

○	Angi Services revenue was $117 million in Q3 2021, increasing 160% year-over-year.

○	Transacting Service Professionals increased 7% year-over-year to 222,000 and Monetized Transactions increased 1% year-over-year to nearly 5 million.

•	Dotdash revenue increased 28% year-over-year to $65 million, the 18th consecutive quarter with double digit growth. Operating income was $7 million and Adjusted EBITDA was $8 million, reflecting $5.5 million of transaction costs related to the Meredith transaction.

•	Emerging & Other revenue increased 33% to $169 million reflecting:

○	$86 million from Care.com (up from $57 million in Q3 2020)

○	108% year-over-year growth from Bluecrew and Vivian Health on a combined basis

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q3 2021	Q3 2020	Growth
Revenue
Angi Inc.	$461.6	$389.9	18%
Dotdash	65.2	50.8	28%
Search	228.4	145.2	57%
Emerging & Other	168.9	127.4	33%
Inter-segment eliminations	(0.0)	(0.1)	59%
Total Revenue	$924.1	$713.2	30%
Operating (loss) income
Angi Inc.	$(15.0)	$(3.0)	-396%
Dotdash	7.1	11.8	-40%
Search	30.0	(53.0)	NM
Emerging & Other	(22.2)	(35.1)	37%
Corporate	(31.9)	(42.9)	25%
Total Operating loss	$(32.1)	$(122.2)	74%
Adjusted EBITDA
Angi Inc.	$12.4	$38.5	-68%
Dotdash	8.2	16.2	-49%
Search	30.0	11.9	153%
Emerging & Other	2.7	(8.1)	NM
Corporate	(23.1)	(26.7)	13%
Total Adjusted EBITDA	$30.2	$31.8	-5%

Please refer to the IAC Q3 2021 shareholder letter for October 2021 monthly metrics.

Angi Inc.

Please refer to the Angi Inc. Q3 2021 earnings release for further detail.

Dotdash

•	Revenue increased 28% to $65.2 million due to 35% higher Display Advertising revenue and 18% higher Performance Marketing revenue.

•	Operating income decreased 40% to $7.1 million due primarily to Adjusted EBITDA decreasing 49% to $8.2 million reflecting $5.5 million of transaction-related costs in connection with the Meredith transaction and increased year-over-year content investment to drive prospective audience and revenue growth.

Search

•	Revenue increased 57% to $228.4 million due to an 88% increase at Ask Media Group as a result of higher and more efficient performance marketing driving increased visitors to ad supported search and content websites, partially offset by a 17% decrease at Desktop (legacy desktop search software business).

•	Operating income was $30.0 million as compared to a loss of $53.0 million in Q3 2020 reflecting:

○	Prior year Desktop impairments of goodwill ($53.2 million) and intangible assets ($10.8 million)

○	153% higher Adjusted EBITDA driven by the higher Ask Media Group revenue and lower Desktop marketing

Emerging & Other

•	Revenue increased to $168.9 million, a 33% increase year-over-year, due primarily to:

○	Care.com revenue increasing to $85.9 million from $56.7 million in Q3 2020 due partially to the addition of LifeCare (acquired in October 2020)

○	Growth from Bluecrew, Vivian Health and The Daily Beast

•	Operating loss decreased $12.9 million to $22.2 million reflecting:

○	Adjusted EBITDA of $2.7 million as compared to a loss of $8.1 million in Q3 2020 due primarily to profits at Care.com (Q3 2020 results included $5.0 million of transaction-related items), higher profits at Mosaic Group as well as reduced losses at The Daily Beast and Vivian Health

○	$16.6 million lower amortization of intangibles driven by lower amortization of intangibles related to the Care.com acquisition, partially offset by higher amortization of intangibles from the LifeCare acquisition

○	Partially offset by $15.0 million in expense related to a contingent consideration arrangement in connection with a previous acquisition

Corporate

•	Operating loss decreased $10.9 million to $31.9 million due to:

○	$7.3 million lower stock-based compensation expense due primarily to the forfeiture of certain awards in Q3 2021

○	$3.6 million lower Adjusted EBITDA losses due primarily to lower compensation costs (taxes related to Match Group option exercises by IAC employees in Q3 2020)

Income Taxes

The Company recorded an income tax provision of $9.9 million in Q3 2021 for an effective tax rate of 14%, which is lower than the statutory rate due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards. The Company recorded an income tax benefit of $25.1 million in Q3 2020 due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the nine months ended September 30, 2021, net cash provided by operating activities attributable to continuing operations increased $68.4 million to $209.6 million and Free Cash Flow increased $39.9 million to $140.2 million due primarily to higher Adjusted EBITDA and favorable working capital, partially offset by higher capital expenditures.

	Nine Months Ended September 30,
($ in millions, rounding differences may occur)	2021	2020
Net cash provided by operating activities attributable to continuing operations	$209.6	$141.2
Capital expenditures	(69.4)	(40.9)
Free Cash Flow	$140.2	$100.3

VIDEO CONFERENCE CALL

IAC and Angi Inc. will live stream a joint video conference to answer questions regarding their third quarter results on Friday, November 5, 2021, at 10:00 a.m. Eastern Time. This live stream will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and Angi Inc.’s business. The live stream will be open to the public at ir.iac.com or ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2021:

•	IAC had 89.3 million common and Class B common shares outstanding.
•	The Company had $3.4 billion in cash and cash equivalents and marketable securities of which IAC held $3.0 billion and Angi Inc. held $477 million.
•	The Company had $500 million in long-term debt, all of which was held at ANGI Group, LLC (a subsidiary of Angi Inc.).
•	IAC’s economic interest in Angi Inc. was 84.6% and IAC’s voting interest was 98.2%. IAC held 424.6 million shares of Angi Inc.
•	IAC owned 59 million shares of MGM.

In connection with the acquisition of Meredith Corporation’s National Media Group, IAC is expected to use cash on hand and up to $1.6 billion of newly incurred debt at Dotdash Meredith. Additionally, IAC has received a commitment for an $850 million bridge facility.

IAC has 8.0 million shares remaining in its stock repurchase authorization.

Between August 4, 2021 and November 3, 2021, Angi Inc. repurchased 2.1 million Class A common shares at an average price of $10.67. Angi Inc. has 16.1 million shares remaining in its stock repurchase authorization.

IAC and Angi Inc. may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q3 2021	Q3 2020	Growth
Angi Inc.
Revenue ($ in millions)
Angi Ads and Leads	$326.2	$327.1	0%
Angi Services	117.4	45.1	160%
Total North America	$443.5	$372.2	19%
Europe	18.0	17.7	2%
Total Revenue	$461.6	$389.9	18%
Angi Service Requests (in thousands)	8,707	9,837	-11%
Angi Monetized Transactions (in thousands)	4,783	4,716	1%
Angi Transacting Service Professionals (in thousands)	222	207	7%
Angi Advertising Service Professionals (in thousands)	39	39	1%

Dotdash
Revenue ($ in millions)
Display Advertising	$42.9	$31.8	35%
Performance Marketing	22.3	18.9	18%
Total Revenue	$65.2	$50.8	28%

Search
Revenue ($ in millions)
Ask Media Group	$193.3	$102.9	88%
Desktop	35.2	42.3	-17%
Total Revenue	$228.4	$145.2	57%

See metric definitions on page 14

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	10/29/21	Dilution at:
Share Price			$152.37	$155.00	$160.00	$165.00	$170.00
Absolute Shares as of 10/29/21	86.6		86.6	86.6	86.6	86.6	86.6
Restricted stock, RSUs and non-publicy traded subsidiary denominated
equity awards	5.0		1.1	1.1	1.1	1.1	1.2
Options	3.1	$14.35	0.7	0.7	0.7	0.7	0.7
Total Dilution			1.8	1.8	1.9	1.9	1.9
% Dilution			2.1%	2.1%	2.1%	2.1%	2.2%
Total Diluted Shares Outstanding			88.4	88.4	88.4	88.5	88.5

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were settled on October 29, 2021, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $527.5 million (of which approximately 50% would be payable for awards currently vested and those vesting on or before September 30, 2022) assuming a stock price of $152.37 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2021. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$924,068	$713,248	$2,540,185	$1,999,491
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	331,384	184,888	802,408	501,854
Selling and marketing expense	348,187	315,220	1,001,760	881,382
General and administrative expense	183,299	158,286	521,170	551,356
Product development expense	61,403	51,725	183,929	145,175
Depreciation	17,795	18,647	54,093	50,583
Amortization of intangibles	14,067	53,538	44,542	119,562
Goodwill impairment	-	53,173	-	265,146
Total operating costs and expenses	956,135	835,477	2,607,902	2,515,058
Operating loss	(32,067)	(122,229)	(67,717)	(515,567)
Interest expense	(6,032)	(5,807)	(18,463)	(9,579)
Unrealized gain on investment in MGM Resorts International	29,517	289,097	687,155	264,379
Other income (expense), net	79,539	1,602	133,388	(52,475)
Earnings (loss) from continuing operations before income taxes	70,957	162,663	734,363	(313,242)
Income tax (provision) benefit	(9,910)	25,060	(151,046)	96,440
Net earnings (loss) from continuing operations	61,047	187,723	583,317	(216,802)
Loss from discontinued operations, net of tax	-	(1,862)	(1,831)	(21,972)
Net earnings (loss)	61,047	185,861	581,486	(238,774)
Net (earnings) loss attributable to noncontrolling interests	(357)	(944)	3,089	(625)
Net earnings (loss) attributable to IAC shareholders	$60,690	$184,917	$584,575	$(239,399)

Per share information from continuing operations:
Basic earnings (loss) per share	$0.68	$2.19	$6.58	$(2.55)
Diluted earnings (loss) per share	$0.65	$2.06	$6.16	$(2.55)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share	$0.68	$2.17	$6.56	$(2.81)
Diluted earnings (loss) per share	$0.65	$2.04	$6.14	$(2.81)

Stock-based compensation expense by function:
Cost of revenue	$18	$8	$52	$111
Selling and marketing expense	1,449	2,467	3,766	4,543
General and administrative expense	11,762	24,385	48,695	132,536
Product development expense	2,209	1,761	5,291	4,671
Total stock-based compensation expense	$15,438	$28,621	$57,804	$141,861

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	September 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$3,404,913	$3,366,176
Marketable securities	26,794	224,979
Accounts receivable, net	322,757	257,668
Other current assets	158,164	140,022
Current assets of discontinued operations	-	130,477
Total current assets	3,912,628	4,119,322

Building, capitalized software, leasehold improvements and equipment, net	289,794	274,930
Goodwill	1,659,808	1,660,102
Intangible assets, net	350,105	394,986
Investment in MGM Resorts International	2,547,313	1,860,158
Long-term investments	328,090	297,643
Other non-current assets	339,987	288,021
Non-current assets of discontinued operations	-	266,547
TOTAL ASSETS	$9,427,725	$9,161,709

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$117,892	$88,849
Deferred revenue	172,683	137,658
Accrued expenses and other current liabilities	458,061	340,406
Current liabilities of discontinued operations	-	183,988
Total current liabilities	748,636	750,901

Long-term debt, net	494,373	712,277
Income taxes payable	292	6,444
Deferred income taxes	178,388	78,789
Other long-term liabilities	203,809	227,406
Non-current liabilities of discontinued operations	-	2,972

Redeemable noncontrolling interests	26,084	231,992

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	8	83
Class B common stock	1	6
Additional paid-in capital	6,312,370	5,909,614
Retained earnings	892,179	694,042
Accumulated other comprehensive income (loss)	4,627	(6,170)
Total IAC shareholders' equity	7,209,185	6,597,575
Noncontrolling interests	566,958	553,353
Total shareholders' equity	7,776,143	7,150,928
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,427,725	$9,161,709

IAC CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$581,486	$(238,774)
Less: loss from discontinued operations, net of tax	(1,831)	(21,972)
Net earnings (loss) from continuing operations	583,317	(216,802)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	57,804	141,861
Amortization of intangibles	44,542	119,562
Depreciation	54,093	50,583
Provision for credit losses	66,428	61,049
Goodwill impairment	-	265,146
Deferred income taxes	150,617	(72,354)
Unrealized gain on investment in MGM Resorts International	(687,155)	(264,379)
(Gains) losses on investments in equity securities, net	(44,963)	48,785
Unrealized (increase) decrease in the estimated fair value of a warrant	(102,331)	3,747
Non-cash lease expense (including right-of-use asset impairments)	24,497	18,043
Other adjustments, net	41,278	13,195
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(114,645)	(82,792)
Other assets	19,001	(20,275)
Accounts payable and other liabilities	83,243	47,266
Income taxes payable and receivable	(6,037)	(2,738)
Deferred revenue	39,940	31,335
Net cash provided by operating activities attributable to continuing operations	209,629	141,232
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(25,364)	(529,273)
Capital expenditures	(69,401)	(40,947)
Proceeds from maturities of marketable debt securities	225,000	125,000
Purchases of marketable debt securities	-	(424,875)
Cash distribution related to the spin-off of IAC's investment in Vimeo	(333,184)	-
Net proceeds from the sale of businesses and investments	11,915	17,573
Purchases of investment in MGM Resorts International	-	(1,019,608)
Purchases of investments	(23,892)	-
Decrease in notes receivable—related party	-	54,828
Other, net	(1,627)	(10,678)
Net cash used in investing activities attributable to continuing operations	(216,553)	(1,827,980)
Cash flows from financing activities attributable to continuing operations:
Proceeds from the issuance of ANGI Group Senior Notes	-	500,000
Principal payments on ANGI Group Term Loan	(220,000)	(10,313)
Debt issuance costs	-	(5,635)
Purchase of Angi Inc. treasury stock	(35,403)	(54,400)
Proceeds from the exercise of IAC stock options	1,496	-
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(35,093)	(23,970)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(56,135)	(49,993)
Purchase of noncontrolling interests	(24,655)	(4,280)
Cash merger consideration paid by Old IAC in connection with the MTCH Separation	-	837,913
Transfers from Old IAC for periods prior to the MTCH Separation	-	1,706,479
Proceeds from the sale of Old IAC Class M common stock	-	1,408,298
Other, net	685	784
Net cash (used in) provided by financing activities attributable to continuing operations	(369,105)	4,304,883
Total cash (used in) provided by continuing operations	(376,029)	2,618,135
Net cash provided by operating activities attributable to discontinued operations	18,053	26,815
Net cash provided by (used in) investing activities attributable to discontinued operations	7,602	(318)
Net cash provided by financing activities attributable to discontinued operations	293,577	-
Total cash provided by discontinued operations	319,232	26,497
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(156)	(511)
Net (decrease) increase in cash and cash equivalents and restricted cash	(56,953)	2,644,121
Cash and cash equivalents and restricted cash at beginning of period	3,477,110	840,732
Cash and cash equivalents and restricted cash at end of period	$3,420,157	$3,484,853

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended September 30, 2021
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Angi Inc.	$(15.0)	$8.8	$14.7	$3.9	$-	$12.4
Dotdash	7.1	-	0.5	0.6	-	8.2
Search	30.0	-	-	-	-	30.0
Emerging & Other	(22.2)	-	0.3	9.6	15.0	2.7
Corporate	(31.9)	6.6	2.2	-	-	(23.1)
Total	$(32.1)	$15.4	$17.8	$14.1	$15.0	$30.2

	For the three months ended September 30, 2020
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill Impairment	Adjusted EBITDA
Angi Inc.	$(3.0)	$14.7	$13.9	$12.9	$-	$38.5
Dotdash	11.8	-	0.7	3.7	-	16.2
Search	(53.0)	-	0.9	10.8	53.2	11.9
Emerging & Other	(35.1)	-	0.9	26.2	-	(8.1)
Corporate	(42.9)	13.9	2.3	-	-	(26.7)
Total	$(122.2)	$28.6	$18.6	$53.5	$53.2	$31.8

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the nine months ended September 30, 2021
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Angi Inc.	$(47.6)	$20.4	$45.7	$12.6	$-	$31.1
Dotdash	44.4	-	1.7	2.6	-	48.7
Search	74.1	-	-	-	-	74.1
Emerging & Other	(23.9)	0.1	1.1	29.3	15.0	21.6
Corporate	(114.6)	37.3	5.5	-	-	(71.8)
Total	$(67.7)	$57.8	$54.1	$44.5	$15.0	$103.7

	For the nine months ended September 30, 2020
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Angi Inc.	$(1.7)	$55.0	$38.6	$38.8	$-	$-	$130.8
Dotdash	21.9	-	1.6	11.9	-	-	35.3
Search	(264.8)	-	1.9	32.2	-	265.1	34.4
Emerging & Other	(62.0)	0.1	1.5	36.6	(6.9)	-	(30.6)
Corporate	(209.0)	86.8	7.0	-	-	-	(115.3)
Total	$(515.6)	$141.9	$50.6	$119.6	$(6.9)	$265.1	$54.7

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 7 for a summary of our dilutive securities, including stock-based awards as of October 29, 2021 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our building, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Angi Inc.

Angi Ads and Leads Revenue - Primarily reflects domestic ads and leads revenue, including consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Angi Services Revenue – Primarily reflects domestic revenue from pre-priced offerings by which the consumer purchases services directly from Angi Inc. and Angi Inc. engages a service professional to perform the service and includes revenue from Total Home Roofing, Inc. (“Angi Roofing”), which was acquired on July 1, 2021.

Angi Service Requests - Fully completed and submitted domestic customer service requests and includes Angi Service requests in the period.

Angi Monetized Transactions - Fully completed and submitted domestic customer service requests that were matched to and paid for by a service professional and includes completed and in-process Angi Services jobs in the period.

Angi Transacting Service Professionals - The number of service professionals that paid for consumer matches through Angi Leads or performed an Angi Services job in the quarter.

Angi Advertising Service Professionals - The number of service professionals under contract for advertising at the end of the period.

Dotdash

Display Advertising Revenue – Primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

Performance Marketing Revenue - Primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. live stream, which will be held at 10:00 a.m. Eastern Time on Friday, November 5, 2021 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (viii) the ability of Angi Inc. to successfully implement its brand initiative (which could involve substantial costs, including as a result of a continued negative impact on its organic search placement) and expand Angi Services (its pre-priced offerings), (ix) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers directly on a timely basis, (x) our ability to access, collect and use personal data about our users and subscribers, (xi) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xii) our inability to freely access the cash of Angi Inc. and its subsidiaries, (xiii) dilution with respect to our investment in Angi Inc., (xiv) our ability to compete, (xv) adverse economic events or trends (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, (xvi) our ability to build, maintain and/or enhance our various brands, (xvii) the impact of the COVID-19 outbreak on our businesses, (xviii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, (xix) the occurrence of data security breaches and/or fraud, (xx) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxi) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxii) changes in key personnel, (xxiii) the risks inherent in the completed separation of Vimeo, Inc. from our other businesses, including (among others) uncertainties related to whether the expected benefits of the transaction will be realized (on the anticipated timeline or at all), the expected tax treatment of the transaction and the impact of the transaction on our remaining businesses, and (xxiv) the risks inherent in the consummation and success of the proposed acquisition of Meredith by Dotdash and the ability to achieve the expected benefits thereof, including (among others) the risk that the parties fail to obtain the required regulatory approvals or fulfill the other conditions to closing on the expected timeframe or at all, the occurrence of any other event, change or circumstance that could delay the transaction or result in the termination of the acquisition agreement or the risks that IAC's synergy estimates are inaccurate or that combined company faces higher than anticipated integration or other costs in connection with the proposed acquisition. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this document. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially-disciplined opportunism will never change.  IAC today has majority ownership of Angi Inc., which also includes HomeAdvisor Powered by Angi and Handy, and operates Dotdash and Care.com, among many others.  The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7251

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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